STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-23H

                                 TERMS AGREEMENT

                                                            Dated: June 27, 2003

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 2003 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:     Series 2003-23H.

Terms of the Series 2003-23H Certificates: Structured Asset Securities Corporation, Series 2003-23H Mortgage Pass-Through Certificates, Class 1A1, Class 1A-IO, Class 1A-PO, Class 2A1, Class 2A-IO, Class 1B1, Class 1B2, Class 2B1, Class 2B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of fixed and adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1A1, Class 1A-IO, Class 1A-PO, Class 2A1, Class 2A-IO, Class 1B1, Class 1B2, Class 2B1, Class 2B2 and Class B3 (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-102489.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1A1, Class 1A-IO, Class 1A-PO, Class 2A1, Class 2A-IO and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and "AAA" by Standard & Poor's, a division of the McGraw-Hill Companies ("S&P" and together with Fitch, the "Rating Agencies"); the Class 1B1 Certificate and 2B1 Certificate be rated "AA" by Fitch and by S&P; the Class 1B2 and Class 2B2 Certificates be rated "A" by Fitch and by S&P; and the Class B3 Certificates be rated "BBB" by Fitch and by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: June 1, 2003.

Closing Date: 10:00 A.M., New York time, on or about June 30, 2003. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                        LEHMAN BROTHERS INC.


                                        By:_____________________________________
                                           Name:  Bradford Andres
                                           Title: Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:________________________________
   Name:  Bradford Andres
   Title: Senior Vice President

                                   Schedule 1

          Initial Certificate
               Principal               Certificate            Purchase Price
Class          Amount(1)              Interest Rate             Percentage
-----          ---------              -------------             ----------
 1A1         $193,632,000                   5.50%                  100%
1A-IO                    (2)                1.00%                  100%
1A-PO            $222,149                   0.00%(3)               100%
 2A1          $21,157,000                   4.50%                  100%
2A-IO                    (2)                1.00%                  100%
 1B1           $1,990,000                   5.50%                  100%
 1B2           $1,095,000                   5.50%                  100%
 2B1             $547,000               Variable(4)                100%
 2B2             $257,000               Variable(4)                100%
  B3             $576,000               Variable(5)                100%
  R                  $100                   5.50%                  100%

----------
(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class 1A-IO and Class 2A-IO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(3) The Class 1A-PO Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(4) These certificates will accrue interest based on Net Wac of Pool 2, as described in the Prospectus Supplement.

(5) These certificates will accrue interest based on the adjustable interest rates, as described in the Prospectus Supplement.